EXHIBIT 99.2

For Immediate Release: June 29, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires Huntington Ingalls Distribution Center in Hampton, Virginia

El Segundo, Calif. (June 29, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”) the closing of the Huntington Ingalls Distribution Center in Hampton, Virginia consisting of two adjacent and identical industrial buildings totaling 515,486 square feet (the “Property”). Huntington Ingalls Incorporated (the “Tenant”) leases 100% of the Property on a new 12.6 year lease as their new primary warehouse and distribution facility located seven miles from their 550 acre headquarters/manufacturing Newport News campus. Huntington Ingalls is engaged primarily in the design, construction, repair and maintenance of nuclear and non-nuclear powered ships for the U.S. Navy. The buildings will support the assembly and manufacturing functions that take place at their corporate headquarters campus. Both buildings were acquired for a combined purchase price of $34.3 million ($67 per square foot) representing a capitalization rate of 6.51%1. The seller was High Street Realty and was represented by CBRE’s Atlanta office.
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1 The estimated initial capitalization rate is determined by dividing the projected net operating income for the first fiscal year the REIT owns the properties by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenue from the tenants, including base rental revenue and expense reimbursement revenue, then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreements during the next 12 months.

The Tenant is a wholly-owned subsidiary of Huntington Ingalls Industries, Inc. (the “Parent” or “Company”), which is the largest shipbuilding company in the U.S. and sole provider of aircraft carriers to the U.S. Navy, as well as one of two firms that provide the U.S. Navy with submarines. The Company handles all of the design, construction, repair and maintenance of nuclear and non-nuclear powered ships, and has built over 70% of the U.S. Navy’s fleet totaling over 800 commercial and naval ships. The Tenant is the main operating subsidiary of the Parent and wholly owns two operating segments which generate 100% of the revenues for the Parent.
Commenting on the acquisition, Bob Corry, Griffin Capital’s Managing Director of Acquisitions, said, “We are extremely excited about the business essential components of this acquisition for our portfolio. Given the long term nature of their lease and the numerous locational benefits to the Tenant, we are looking forward to developing a deep and long term relationship with Huntington Ingalls for many years to come.”
Michael Escalante, Griffin Capital's Chief Investment Officer, added, “As we continue to build out the portfolio of Griffin Capital Essential Asset REIT II, Inc. we are extremely excited to add another brand name tenant to our current base of blue-chip tenants. This asset further diversifies our property type and geographic diversity by adding a class “A” industrial facility that continues to benefit from one of the fastest growing ports in the country.”
About Griffin Capital Essential Asset REIT and Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 10 office properties totaling approximately 2.0 million rentable square feet and asset value of over $328 million. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 40 million square feet of space since 1995. Griffin Capital and its affiliates manage, sponsor and/or co-sponsor a portfolio consisting of approximately 25.0 million square feet of space, located in 29 states, representing approximately $4.1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.